Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Tom Smith
Investor Relations
Tel: 612 303-6336

F O R    I M M E D I A T E    R E L E A S E

Piper Jaffray Companies Announces
2013 First Quarter Results

MINNEAPOLIS – Apr. 17, 2013 – Piper Jaffray Companies (NYSE: PJC) today announced that for the quarter ended Mar. 31, 2013, net income from continuing operations was $10.7 million, or $0.60 per diluted common share. These results compared to net income from continuing operations of $6.2 million, or $0.33 per diluted common share, in the year-ago period, and $15.6 million, or $0.88 per diluted common share, in the fourth quarter of 2012.

For the first quarter of 2013, net revenues from continuing operations were $109.5 million, compared to $113.4 million in the year-ago period and $140.9 million in the sequential fourth quarter.

For the quarter ended Mar. 31, 2013, net income, including continuing and discontinued operations, was $10.1 million, or $0.57 per diluted common share, compared to net income of $2.9 million, or $0.15 per diluted common share, in the year-ago period, and $11.8 million, or $0.67 per diluted common share, in the fourth quarter of 2012. Discontinued operations includes the operating results of our Hong Kong capital markets business, which we have shut down, and FAMCO, a division of our asset management segment. On March 8, 2013, the firm signed a definitive agreement to sell FAMCO. The transaction, valued at $4.0 million, is subject to customary closing conditions and is expected to close during the second quarter of 2013.

“We produced solid results this quarter led by our public finance, fixed income and asset management businesses,” said Andrew S. Duff, chairman and chief executive officer.

First Quarter Results from Continuing Operations

Consolidated Expenses
For the first quarter of 2013, compensation and benefits expenses were $66.1 million, down 4% and 24% compared to the first and fourth quarters of 2012, respectively, due to lower financial results.

For the first quarter of 2013, compensation and benefits expenses were 60.4% of net revenues, compared to 60.6% and 62.0% for the first and fourth quarters of 2012, respectively.

Non-compensation expenses were $25.3 million for the first quarter of 2013, compared to $29.4 million in the year-ago period and $30.7 million in the fourth quarter of 2012. The decrease was primarily due to receipt of insurance proceeds for the reimbursement of prior legal settlements.

Business Segment Results
The firm has two reportable business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments. The operating results of our Hong Kong capital markets business, and FAMCO, a division of our asset management segment, are presented as discontinued operations for all periods presented.

Capital Markets
For the quarter, Capital Markets generated pre-tax operating income of $12.8 million, compared to $10.7 million and $19.4 million in the first and fourth quarters of 2012, respectively.

Net revenues were $91.2 million, down 6% and 27% compared to the year-ago period and the fourth quarter of 2012, respectively.

•
Equity financing revenues of $14.3 million decreased 38% and 21% compared to the first and fourth quarters of 2012, respectively. Revenues were down compared to both periods due to lower revenue per transaction.

•
Fixed income financing revenues of $17.0 million increased 15% compared to the year-ago period and decreased 17% compared to fourth quarter of 2012. Revenues were favorable compared to the year-ago period due to higher revenue per transaction, and lower compared to the fourth quarter of 2012 due to fewer completed transactions.

•	Advisory services revenues were $9.6 million, down 11% and 79% compared to the first and fourth quarters of 2012, respectively, due to fewer completed transactions. Advisory services revenues were very strong in the fourth quarter of 2012 as sellers were motivated to complete deals prior to year-end, which resulted in less activity in early 2013.

•	Equity institutional brokerage revenues of $20.7 million were in line with the first quarter of 2012 and up 3% compared to the fourth quarter of 2012.

•
Fixed income institutional brokerage revenues were $28.0 million, down slightly compared to the first quarter of 2012 and up 19% compared to the fourth quarter of 2012. Revenues were favorable compared to the fourth quarter of 2012 due to increased results from the firm's strategic trading businesses and the expansion of our middle market sales group.

•
Operating expenses for the first quarter were $78.5 million, down 9% compared to the prior year quarter, primarily due to lower non-compensation expenses. Compared to the fourth quarter of 2012, operating expenses decreased 25% due to lower compensation and non-compensation expenses.

•
For the first quarter of 2013, the capital markets segment pre-tax operating margin was 14.0%, compared to 11.1% in the year-ago period, and a 15.6% operating margin in the fourth quarter of 2012. Pre-tax operating margin in the current quarter was higher compared to the year-ago period due to lower operating expenses, and less than the fourth quarter of 2012 due to lower revenues.

Asset Management
For the quarter ended Mar. 31, 2013, asset management generated pre-tax operating income of $5.4 million, up 21% and 61% compared to the first and fourth quarters of 2012, respectively.

Net revenues were $18.3 million, up 10% and 12%, compared to the year-ago period and fourth quarter of 2012, respectively. Increased revenues were driven by higher management fees from increased assets under management (AUM) due to market appreciation.

•
Operating expenses for the current quarter were $12.9 million, up 6% compared to the year-ago period and essentially flat with the fourth quarter of 2012. Segment pre-tax operating margin was 29.6%, compared to 26.9% in the year-ago period and 20.6% in the fourth quarter of 2012. Segment pre-tax margin improved relative to the comparable quarters due to higher revenues.

•
Assets under management were $10.2 billion in the first quarter of 2013, compared to $9.1 billion in the year-ago period and the fourth quarter of 2012. Compared to the sequential fourth quarter, the increase in AUM was attributable to the market appreciation of client assets.

Other Matters
In the first quarter of 2013, the firm acquired $13.9 million, or 340,789 shares, related to employee obligations on the vesting of equity awards.

First Quarter Results from Discontinued Operations

Discontinued operations includes the operating results of our Hong Kong capital markets business, which we shut down, and FAMCO, a division of our asset management segment. On March 8, 2013, the firm signed a definitive agreement to sell FAMCO. The transaction is expected to close during the second quarter of 2013.

For the quarter ended Mar. 31, 2013, the net loss from discontinued operations was $0.5 million, or $0.03 per diluted common share, compared to a net loss of $3.3 million in the year-ago period, or $0.17 per diluted share. The net loss from discontinued operations was $3.7 million, or $0.21 per diluted common share, in the fourth quarter of 2012, which included a $3.4 million after-tax, non-cash goodwill impairment charge related to FAMCO.

Additional Shareholder Information*

	For the Quarter Ended:
	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012
Number of employees	911	907	915
Equity financings
# of transactions	17	16	22
Capital raised	$6.2 billion	$1.5 billion	$3.4 billion
Tax-exempt issuance
# of transactions	152	154	139
Par value	$2.5 billion	$2.1 billion	$2.3 billion
Mergers & acquisitions
# of transactions	3	22	5
Aggregate deal value	$0.5 billion	$6.8 billion	$0.7 billion
Asset Management
AUM	$10.2 billion	$9.1 billion	$9.1 billion
Common shareholders’ equity	$752.4 million	$733.3 million	$721.8 million
Annualized quarterly return on common shareholders’ equity**	5.5%	6.5%	1.6%
Book value per share:	$47.02	$48.20	$44.15
Tangible book value per share(1):	$32.10	$32.39	$28.75
*Number of employees, transaction data, and AUM reflect continuing operations; other numbers reflect continuing and discontinued results.
**Annualized return on average common shareholders' equity is computed by dividing annualized net income by average monthly common shareholders' equity.

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will hold a conference call to review the financial results Wed., Apr. 17 at 9 a.m. ET (8 a.m. CT). The earnings release will be available on or after Apr. 17 at the firm's Web site at www.piperjaffray.com. The call can be accessed via webcast or by dialing (888)810-0209 or (706)902-1361 (international) and referencing reservation #29572054. Callers should dial in at least 15 minutes prior to the call time. A replay of the conference call will be available beginning at approximately 11 a.m. ET Apr. 17 at the same Web address or by calling (855)859-2056 and referencing reservation #29572054.

About Piper Jaffray
Piper Jaffray is an investment bank and asset management firm serving clients in the U.S. and internationally. Proven advisory teams combine deep industry, product and sector expertise with ready access to capital. Founded in 1895, the firm is headquartered in Minneapolis and has offices across the United States and in London, Hong Kong and Zurich. www.piperjaffray.com

Cautionary Note Regarding Forward-Looking Statements

This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, the environment and prospects for capital markets transactions (including corporate advisory transactions), anticipated financial results from strategic trading activities within fixed income institutional brokerage, the closing of the sale of the FAMCO division of our asset management business, anticipated financial results generally (including expectations regarding our compensation ratio, revenue levels, operating margins, earnings per share, and return on equity), current deal pipelines (or backlogs), our strategic priorities (including growth in public finance, asset management, and corporate advisory), or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements, including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) strategic trading activities comprise a meaningful portion of our fixed income institutional brokerage revenue, and results from these activities may be volatile and vary significantly, including the possibility of incurring losses, on a quarterly and annual basis, (4) our ability to manage expenses may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses, (5) the sale of the FAMCO business may not close, or could cause us to incur unforeseen expenses and have disruptive effects on our business, (6) we may not be able to compete successfully with other companies in the financial services industry, which may impact our ability to achieve our growth priorities and objectives, (7) our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results, and (8) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2012, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.

© 2013 Piper Jaffray Companies, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020

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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)
	Mar. 31,	Dec. 31,	Mar. 31,	1Q '13	1Q '13
(Amounts in thousands, except per share data)	2013	2012	2012	vs. 4Q '12	vs. 1Q '12
Revenues:
Investment banking	$40,362	$82,393	$48,085	(51.0)%	(16.1)%
Institutional brokerage	43,260	38,017	44,080	13.8	(1.9)
Asset management	18,211	16,516	16,533	10.3	10.1
Interest	13,363	13,102	11,146	2.0	19.9
Other income/(loss)	2,953	(11)	28	N/M	N/M
Total revenues	118,149	150,017	119,872	(21.2)	(1.4)

Interest expense	8,616	9,106	6,434	(5.4)	33.9

Net revenues	109,533	140,911	113,438	(22.3)	(3.4)

Non-interest expenses:
Compensation and benefits	66,105	87,415	68,796	(24.4)	(3.9)
Occupancy and equipment	5,817	6,783	6,862	(14.2)	(15.2)
Communications	5,232	4,431	5,897	18.1	(11.3)
Floor brokerage and clearance	2,150	2,120	2,107	1.4	2.0
Marketing and business development	4,980	4,926	4,878	1.1	2.1
Outside services	7,214	8,188	5,838	(11.9)	23.6
Intangible asset amortization expense	1,661	1,736	1,736	(4.3)	(4.3)
Other operating expenses	(1,794)	2,530	2,102	N/M	N/M
Total non-interest expenses	91,365	118,129	98,216	(22.7)	(7.0)

Income from continuing operations before income tax expense	18,168	22,782	15,222	(20.3)	19.4

Income tax expense	5,600	7,422	7,553	(24.5)	(25.9)

Income from continuing operations	12,568	15,360	7,669	(18.2)	63.9

Discontinued operations:
Loss from discontinued operations, net of tax	(521)	(3,741)	(3,303)	(86.1)	(84.2)

Net income	12,047	11,619	4,366	3.7	175.9

Net income/(loss) applicable to noncontrolling interests	1,901	(205)	1,437	N/M	32.3

Net income applicable to Piper Jaffray Companies (1)	$10,146	$11,824	$2,929	(14.2)%	246.4%

Net income applicable to Piper Jaffray Companies’ common shareholders (1)	$8,966	$10,198	$2,480	(12.1)%	261.5%

Amounts applicable to Piper Jaffray Companies
Income from continuing operations	$10,667	$15,565	$6,232	(31.5)%	71.2%
Loss from discontinued operations, net of tax	(521)	(3,741)	(3,303)	(86.1)	(84.2)
Net income applicable to Piper Jaffray Companies	$10,146	$11,824	$2,929	(14.2)%	246.4%

Earnings/(loss) per basic common share
Income from continuing operations	$0.60	$0.88	$0.33	(31.8)%	81.8%
Loss from discontinued operations	(0.03)	(0.21)	(0.17)	(85.7)	(82.4)
Earnings per basic common share	$0.58	$0.67	$0.15	(13.4)%	286.7%

Earnings/(loss) per diluted common share
Income from continuing operations	$0.60	$0.88	$0.33	(31.8)%	81.8%
Loss from discontinued operations	(0.03)	(0.21)	(0.17)	(85.7)	(82.4)
Earnings per diluted common share	$0.57	$0.67	$0.15	(14.9)%	280.0%

Weighted average number of common shares outstanding
Basic	15,582	15,253	16,072	2.2%	(3.0)%
Diluted	15,610	15,256	16,072	2.3%	(2.9)%

(1)
Net income applicable to Piper Jaffray Companies is the total net income earned by the Company. Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of consolidated net income between common shareholders and participating security holders, which in the case of Piper Jaffray Companies, represents unvested restricted stock with dividend rights.

N/M — Not meaningful

Piper Jaffray Companies
Preliminary Unaudited Segment Data from Continuing Operations

	Three Months Ended			Percent Inc/(Dec)
	Mar. 31,	Dec. 31,	Mar. 31,	1Q '13	1Q '13
(Dollars in thousands)	2013	2012	2012	vs. 4Q '12	vs. 1Q '12
Capital Markets
Investment banking
Financing
Equities	$14,303	$18,039	$23,228	(20.7)%	(38.4)%
Debt	17,032	20,504	14,769	(16.9)	15.3
Advisory services	9,556	44,495	10,722	(78.5)	(10.9)
Total investment banking	40,891	83,038	48,719	(50.8)	(16.1)

Institutional sales and trading
Equities	20,735	20,134	20,980	3.0	(1.2)
Fixed income	28,043	23,480	28,463	19.4	(1.5)
Total institutional sales and trading	48,778	43,614	49,443	11.8	(1.3)

Other income/(loss)	1,540	(2,144)	(1,367)	N/M	N/M

Net revenues	91,209	124,508	96,795	(26.7)	(5.8)

Operating expenses	78,458	105,099	86,055	(25.3)	(8.8)

Segment pre-tax operating income	$12,751	$19,409	$10,740	(34.3)%	18.7%

Segment pre-tax operating margin	14.0%	15.6%	11.1%

Asset Management
Management and performance fees
Management fees	$17,098	$16,083	$15,849	6.3%	7.9%
Performance fees	351	121	424	190.1	(17.2)
Total management and performance fees	17,449	16,204	16,273	7.7	7.2

Other income	875	199	370	339.7	136.5

Net revenues	18,324	16,403	16,643	11.7	10.1

Operating expenses	12,907	13,030	12,161	(0.9)	6.1

Segment pre-tax operating income	$5,417	$3,373	$4,482	60.6%	20.9%

Segment pre-tax operating margin	29.6%	20.6%	26.9%

Total
Net revenues	$109,533	$140,911	$113,438	(22.3)%	(3.4)%

Operating expenses	91,365	118,129	98,216	(22.7)	(7.0)

Total segment pre-tax operating income	$18,168	$22,782	$15,222	(20.3)%	19.4%

Pre-tax operating margin	16.6%	16.2%	13.4%
N/M — Not meaningful
Segment pre-tax operating income and segment pre-tax operation margin exclude the results of discontinued operations.

FOOTNOTES

(1)	Tangible common shareholders’ equity

Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	As of	As of	As of
(Amounts in thousands)	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012
Common shareholders’ equity	$752,434	$733,292	$721,779
Deduct: goodwill and identifiable intangible assets	238,819	240,480	251,739

Tangible common shareholders’ equity	$513,615	$492,812	$470,040